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As filed with the Securities and Exchange Commission on July 23, 2002.

Registration No. 333-67338

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNIVERSAL COMPRESSION HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3989167
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4440 Brittmoore Road
Houston, Texas 77041
(713) 335-7000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Agent for Service:	Copies of Communications to:

Stephen A. Snider	Mark L. Carlton
President and Chief Executive Officer	Senior Vice President and
Universal Compression Holdings, Inc.	General Counsel
4440 Brittmoore Road	Universal Compression Holdings, Inc.
Houston, Texas 77041	4440 Brittmoore Road
(713) 335-7000	Houston, Texas 77041
(Name, address, including zip code, and telephone number, including area	(713) 335-7454 Fax: (713) 466-6720
code, of agent for service)

        Approximate date of commencement of proposed sale to public: This post-effective amendment removes from registration those shares of Universal Compression Holdings, Inc. common stock that remain unsold hereunder as of the effective date hereof.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

        This post-effective amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933, on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c), may determine.

DEREGISTRATION OF SECURITIES

        On August 10, 2001, Universal Compression Holdings, Inc., a Delaware corporation, filed a registration statement on Form S-3 (No. 333-67338) covering the sale of 694,927 shares of Universal's common stock, par value $.01 per share, from time to time by the selling stockholders named in the prospectus. The Commission declared the registration statement effective on August 20, 2001. This registration statement was filed to register the sale of shares of Universal common stock issued to the former stockholders of KCI, Inc., the managing general partner of KCI Compression Company, L.P., and MCNIC Compression GP, Inc. and MCNIC Compression LP, Inc., the other partners of KCI Compression Company, L.P. These shares were issued as part of Universal's acquisition of KCI Compression Company, L.P. on July 11, 2001.

        In accordance with the undertaking contained in Part II, Item 17(A)(3) of the registration statement pursuant to Item 512(a)(3) of Regulation S-K, Universal is filing this post-effective amendment to remove from registration all of the shares that remain unsold under the registration statement as of the date hereof. Universal is deregistering these shares because its obligation to maintain the effectiveness of the registration statement pursuant to the terms of the Registration Rights Agreements between Universal and the selling stockholders, dated July 11, 2001, has expired.

        Accordingly, Universal is filing this Post-Effective Amendment No. 1 to the Registration Statements on Form S-3 to deregister the number of shares of its common stock covered by the registration statement that remain unsold as of the date hereof. Based upon the records of Universal's transfer agent and representations made by certain selling shareholders, an aggregate of 330,655 shares covered by the registration statement remain unsold.

        [The remainder of this page is intentionally left blank.]

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478(a)(4) thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 23, 2002.

UNIVERSAL COMPRESSION HOLDINGS, INC.
By:	/s/ STEPHEN A. SNIDER Stephen A. Snider President and Chief Executive Officer Agent for Service

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DEREGISTRATION OF SECURITIES
SIGNATURES